Exhibit 99.1

Pope Resources Reports Third Quarter Net Income of $1.1 Million

POULSBO, Wash.--(BUSINESS WIRE)--October 29, 2010--Pope Resources (NASDAQ:POPE) reported net income attributable to unitholders of $1.1 million, or $0.22 per diluted ownership unit, on revenue of $8.6 million for the third quarter ended September 30, 2010. This compares to net income attributable to unitholders of $920,000, or $0.20 per diluted ownership unit, on revenue of $6.6 million for the comparable period in 2009.

Net income attributable to unitholders for the nine months ended September 30, 2010, totaled $375,000, or $0.07 per diluted ownership unit, on revenue of $22.6 million. Net income attributable to unitholders for the corresponding period in 2009 totaled $104,000, or $0.02 per diluted ownership unit, on revenue of $15.3 million.

Cash provided by operations for the quarter ended September 30, 2010, was $4.2 million, compared to $884,000 for the third quarter of 2009. For the nine months ended September 30, 2010, cash provided by operations was $5.3 million, compared to cash used by operations of $191,000 for the first nine months of 2009.

“Strong log demand from China contributed to higher harvest levels and a significantly higher export mix, both of which led to improved performance,” said David L. Nunes, President and CEO. “We were able to successfully navigate this year’s volatile log markets to deliver higher than anticipated profit and cash flow. While business challenges remain for both our industry and company, the same economic forces that have created operational challenges have also provided opportunities to grow our asset base. In the third quarter, we acquired, on behalf of ORM Timber Fund II, two tree farms totaling over 25,000 acres for a combined purchase price of $58 million. We expect these properties to generate significant cash flows for both Pope Resources and Fund II’s non-controlling interests in the years to come. In addition, these lands will generate management fees, improve economies of scale, and position us to capitalize on future improvements in log prices.”

Fee Timber operating income in the third quarter increased from $352,000 in 2009 to $2.7 million in 2010. This increase was driven primarily by a 148% increase in our harvest volume, from 6 million board feet (MMBF) in 2009 to 16 MMBF in 2010, and amplified by a 27% lift in average realized log price, which increased from $388 per thousand board feet (MBF) in 2009 to $493 per MBF in 2010.

For the first nine months of 2010, Fee Timber operating income increased from $2.0 million in 2009 to $8.0 million in 2010, driven by the combined effect of an 88% increase in harvest volumes, from 22 MMBF in 2009 to 42 MMBF in 2010, and a 20% improvement in average realized log price, which increased from $407 per MBF in 2009 to $487 per MBF in 2010.

As noted above, much of the improvement in log prices from 2009 to 2010, for both quarterly and year-to-date comparisons, can be traced to a surge in demand for logs from buyers in China. Relative to the log market in Japan, this export market takes a log that would otherwise go to the domestic market, which remains relatively weak due to depressed housing starts. We have responded to these improved market conditions by harvesting more than initially planned for in 2010 and selling more volume into these export markets. As a result, our year-to-date export mix increased from 11% in 2009 to 29% in 2010. Another factor that contributed to improved quarterly and year-to-date log price comparisons was the lower quality stands harvested in 2009 that contained a higher proportion of pulpwood volume, which helped dilute 2009 average log prices.

Our harvest volume for the year is expected to total approximately 53 MMBF. While this will constitute a significant increase over the harvest volume for 2009, it will still be significantly less than our sustainable harvest level following the recent additions to the ORM Timber Fund II portfolio.

Our Timberland Management & Consulting segment posted an operating loss of $905,000 for the nine months ended September 30, 2010, a decline in performance from the $203,000 operating loss for the same period in 2009, primarily driven by a reduction in revenues resulting from the termination of the Cascade Timberlands contract in mid-2009. This segment’s revenue-generating activities are focused on management of two private equity timber funds managed by the Partnership’s subsidiary, Olympic Resource Management. However, because these funds are consolidated into the Partnership’s financial statements, fees earned from management activities in this segment are eliminated, with a corresponding reduction to Fee Timber operating expenses. Accordingly, during the first nine months of 2010 and 2009, fees of $987,000 and $623,000, respectively, were eliminated.

While Fee Timber results benefited from a log price rally, the market for development property remains weak and Real Estate segment results during 2010 reflect this weakness. For the first nine months of 2010 our Real Estate segment recognized a $2.1 million operating loss, compared to operating income of $2.1 million for the prior year’s comparable period. Results for this segment in 2009 were buoyed in the third quarter by a $3.3 million conservation easement sale, while 2010 has yet to yield any significant land or conservation easement sales. In addition, the 2010 year-to-date results for this segment include a $563,000 second quarter increase in our accrual for environmental remediation costs in Port Gamble, while there was no 2009 counterpart to this expense.

General & Administrative expenses for the first nine months of 2010 increased 34% to $3.4 million, compared to $2.5 million in the prior year. The 2009 year-to-date G&A expense total included no accrual for incentive compensation costs while 2010’s results reflects a total of $747,000 associated with both a catch-up accrual for a new long-term incentive compensation plan’s multi-year performance cycles and professional service fees associated with development of the new plan.

The financial schedules attached to this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 178,000 acres of timberland and development property in Washington and Oregon. We also manage, co-invest in, and consolidate two timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include conditions in the housing construction and wood-products markets that affect demand for our products; factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property, including changes in those regulations; conditions affecting credit markets as they affect the availability of capital and costs of borrowing; labor, equipment and transportation costs that affect our net income; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate liabilities associated with our properties. Other factors are set forth in that part of our Annual Report on Form 10-K entitled "Risk Factors." Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Pope Resources, A Delaware Limited Partnership
Unaudited

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in $000's, except per unit amounts)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Revenue	$8,591	$6,615	$22,646	$15,260
Costs and expenses:
Cost of sales	(4,566)	(1,946)	(10,997)	(6,026)
Operating expenses	(3,136)	(2,551)	(10,057)	(7,881)
Operating income	889	2,118	1,592	1,353
Interest income	30	35	91	167
Interest expense	(493)	(555)	(1,355)	(1,765)
Capitalized interest	142	235	460	853
Debt extinguishment costs	-	(1,137)	(1,250)	(1,137)
SLARS gain and (impairment) on dispositions	-	(15)	11	(72)
Income before income taxes	568	681	(451)	(601)
Income tax benefit (expense)	37	(1)	25	(6)
Net income (loss)	605	680	(426)	(607)
Net loss attributable to noncontrolling interests	445	240	801	711
Net income attributable to Pope Resources' unitholders	$1,050	$920	$375	$104

Average units outstanding - Basic	4,567	4,515	4,546	4,545
Average units outstanding - Diluted	4,603	4,566	4,583	4,585

Basic net income per unit	$0.23	$0.20	$0.07	$0.02
Diluted net income per unit	$0.22	$0.20	$0.07	$0.02

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in $000's)
Unaudited

	30-Sep-10	31-Dec-09
Assets:
Pope Resources cash and cash equivalents	$412	$6,035
ORM Timber Funds cash and cash equivalents	3,082	1,145
Cash and cash equivalents	3,494	7,180
Auction rate securities, current	-	690
Other current assets	1,606	1,392
Total current assets	5,100	9,262
Roads and timber, net	166,011	120,457
Properties and equipment, net	64,811	54,911
Auction rate securities, non-current	-	796
Other assets	1,917	1,630
Total	$237,839	$187,056
Liabilities and equity:
Current liabilities	$3,868	$2,235
Current portion of long-term debt	30	831
Long-term debt of Partnership, excluding current portion	29,800	28,561
Long-term debt of ORM Timber Funds, excluding current portion	11,075	98
Other long-term liabilities	1,708	1,274
Total liabilities	46,481	32,999
Partners' capital	82,310	83,126
Noncontrolling interests	109,048	70,931
Total	$237,839	$187,056

RECONCILIATION BETWEEN NET INCOME (LOSS) AND CASH FLOWS FROM OPERATIONS
(Amounts in $000's)
Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Net Income (loss)	$605	$680	$(426)	$(607)
Added back:
Depletion	1,720	416	3,909	1,449
SLARS activity	-	15	(11)	72
Depreciation and amortization	180	210	485	615
Unit compensation	144	164	568	467
Deferred taxes	(183)	(31)	(183)	(140)
Excess tax benefit from equity-based compensation	(104)	-	(104)	-
Development expenditures	(271)	(365)	(743)	(1,225)
Cost of land sold	-	3	67	119
Debt issuance costs	-	-	32	-
Change in operating accounts	2,092	(208)	1,712	(941)
Cash provided by (used in) operations	$4,183	$884	$5,306	$(191)

SEGMENT INFORMATION
(Amounts in $000's)
Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Revenue:
Pope Resources Fee Timber	$6,527	$2,859	$18,396	$10,133
ORM Timber Funds	1,721	3	3,427	4
Total Fee Timber	8,248	2,862	21,823	10,137
Timberland Management & Consulting (TM&C)	15	39	15	550
Real Estate	328	3,714	808	4,573
Total	$8,591	$6,615	$22,646	$15,260
Operating income (loss):
Fee Timber	2,680	352	8,014	2,030
TM&C	(289)	(158)	(905)	(203)
Real Estate	(498)	2,714	(2,120)	2,061
General & administrative	(1,004)	(790)	(3,397)	(2,535)
Total	$889	$2,118	$1,592	$1,353

SELECTED STATISTICS
Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Log sale volumes (thousand board feet):
Sawlogs
Douglas-fir	10,804	2,527	30,561	15,010
Whitewood	1,527	282	3,337	554
Cedar	175	434	451	678
Hardwood	275	310	582	700
Pulp
All species	3,090	2,843	6,989	5,319
Total	15,871	6,396	41,920	22,261

Average price realizations (per thousand board feet):
Sawlogs
Douglas-fir	549	393	527	434
Whitewood	439	279	446	286
Cedar	1,045	832	936	839
Hardwood	487	439	495	442
Pulp
All species	296	321	302	283
Overall	493	388	487	407

Owned timber acres	114,000	114,000	114,000	114,000
Acres owned by Funds	61,000	24,000	61,000	24,000
Capital and development expenditures ($000's)	403	487	1,317	2,191
Depletion ($000's)	1,720	416	3,909	1,449
Depreciation and amortization ($000's)	180	210	485	615
Debt to total capitalization (excludes ORM Timber Funds)	27%	26%	27%	26%

QUARTER TO QUARTER COMPARISONS
(Amounts in $000's, except per unit data)
Unaudited

	Q3 2010 vs. Q3 2009	Q3 2010 vs. Q2 2010
	Total	Total

Net income (loss) attributable to Pope Resources' unitholders:
3rd Quarter 2010	$1,050	$1,050
2nd Quarter 2010	-	(1,126)
3rd Quarter 2009	920	-
Variance	$130	$2,176

Detail of earnings variance:
Fee Timber
Log price realizations (A)	$1,666	$(381)
Log volumes (B)	3,676	731
Depletion	(1,304)	(255)
Production costs	(1,507)	(485)
Other Fee Timber	(203)	16
Timberland Management & Consulting
Management fee changes	(20)	-
Other Timberland Mgmnt & Consulting	(111)	86
Real Estate
Environmental remediation liability	(5)	558
Land sales	(3,120)	-
Other Real Estate	(87)	40
General & administrative costs	(214)	448
Net interest expense	1,101	(105)
Debt extinguishment costs	-	1,250
Other (taxes, noncontrolling interest, impairment)	258	273
Total variance	$130	$2,176

(A) Price variance calculated by extending the change in average realized price by current period volume.
(B) Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.

CONTACT:
Pope Resources
Tom Ringo, VP & CFO, 360-697-6626
Fax: 360-697-1156